                                                               EXECUTION VERSION

                         AUTOMATIC REINSURANCE AGREEMENT

                                     Between

                     METLIFE INVESTORS USA INSURANCE COMPANY

                                       and

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

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                                TABLE OF CONTENTS

PREAMBLE                                                                      1
ARTICLE I.       SCOPE OF AGREEMENT                                           2
ARTICLE II.      COMMENCEMENT AND TERMINATION OF LIABILITY                    3
ARTICLE III.     ERRORS AND OMISSIONS                                         4
ARTICLE IV.      NET AMOUNT AT RISK                                           5
ARTICLE V.       REINSURANCE PREMIUMS                                         8
ARTICLE VI.      REINSURANCE ADMINISTRATION                                  10
ARTICLE VII.     SETTLEMENT OF CLAIMS                                        12
ARTICLE VIII.    RESERVES                                                    13
ARTICLE IX.      RECAPTURE PRIVILEGES                                        14
ARTICLE X.       INSPECTION OF RECORDS                                       15
ARTICLE XI.      INSOLVENCY                                                  16
ARTICLE XII.     ARBITRATION                                                 18
ARTICLE XIII.    RIGHT TO OFFSET BALANCES DUE                                21
ARTICLE XIV.     CONTRACT AND PROGRAM CHANGES                                22
ARTICLE XV.      CONFIDENTIALITY                                             23
ARTICLE XVI.     OTHER PROVISIONS                                            24
ARTICLE XVII.    ENTIRE AGREEMENT                                            27
ARTICLE XVIII.   DAC TAX                                                     28
ARTICLE XIX.     DURATION OF AGREEMENT                                       29
ARTICLE XX.      NON-ADMITTED REINSURANCE                                    30
ARTICLE XXI.     CEDENT REPRESENTATIONS AND WARRANTIES                       31
ARTICLE XXII.    REINSURER REPRESENTATIONS AND WARRANTIES                    32
SCHEDULE A       PLANS OF REINSURANCE                                        34
SCHEDULE B       REINSURANCE PREMIUMS                                        36

                                    PREAMBLE

THIS REINSURANCE AGREEMENT (the "Agreement") is effective as of January 1, 2011 (the "Effective Date") by and between METLIFE INVESTORS USA INSURANCE COMPANY ("Cedent"), a Delaware domiciled life insurance company, and METLIFE INSURANCE COMPANY OF CONNECTICUT, a Connecticut domiciled life insurance company ("Reinsurer").

THE BACKGROUND OF THIS AGREEMENT is that the Reinsurer shall assume, as of the date hereof, a quota share portion, as shown in Schedule A (the "Reinsurer's Percentage"), of certain liabilities on variable annuity contracts, listed in the attached Schedule A (the "Reinsured Contract(s)"), issued by the Cedent on or after the Effective Date.

THIS AGREEMENT provides for the indemnity cession of a portion of the liabilities of the Cedent with respect to the Reinsured Contracts and binds the Cedent and the Reinsurer and their successors and permitted assignees, respectively. This Agreement shall not create any right or legal relation whatever between the Reinsurer and any insured, owner, annuitant, beneficiary or other party to any Reinsured Contract.

THEREFORE, in consideration of the promises set forth in this Agreement, the parties agree as follows:

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                                    ARTICLE I

                               SCOPE OF AGREEMENT

A. While this Agreement continues in effect, the Cedent shall cede and the Reinsurer shall accept, as indemnity cessions hereunder, certain contract liabilities under Reinsured Contracts that are issued by the Cedent on and after the Effective Date.

B. This Agreement covers only the Cedent's contractual liability for reinsured claims paid under variable annuity contracts specified in Schedule A.

C    Ceded Liabilities

     1    Guaranteed Minimum Death Benefit and Earnings Preservation Benefit

               The indemnity cession shall be the Reinsurer's Percentage of the MNAR (defined in Article IV) under the Guaranteed Minimum Death Benefit ("GMDB") and Earnings Preservation Benefit ("EPB") provisions of the Reinsured Contracts.

     2    Guaranteed Minimum Income Benefit

               The indemnity cession shall be the Reinsurer's Percentage of the annuity payments upon annuitization under the Guaranteed Minimum Income Benefit (the "Income Program") provisions of the Reinsured Contracts, multiplied by the IBNARP (defined in Article IV).

     3    Guaranteed Withdrawal Benefit

               The indemnity cession shall be the Reinsurer's Percentage of the Guaranteed Withdrawal Benefit Payments under the Guaranteed Withdrawal Benefit (the "Withdrawal Program") provisions of the Reinsured Contracts, at such time that the account value equals zero.

D There are no aggregate or individual claim limits applicable to the benefits ceded.

E Spousal Continuances will be covered under this Agreement to the extent provided by the insured contract.

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                                   ARTICLE II

                    COMMENCEMENT AND TERMINATION OF LIABILITY

A. On liabilities ceded under the terms of this Agreement, the liability of the Reinsurer shall commence simultaneously with that of the Cedent.

B. The liability of the Reinsurer for all ceded liabilities under this Agreement may terminate in accordance with:

     1.   the Duration of Agreement provisions of this Agreement set forth in
          Article XIX;

     2.   the termination provisions set forth within Article VI;

     3.   the Recapture Privileges set forth in Article IX. or

     4.   the coverage provided by the contract terminates.

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                                   ARTICLE III

                              ERRORS AND OMISSIONS

A. Any inadvertent errors or omissions on the part of one party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as practicable after discovery thereof.

B. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Cedent by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Cedent in connection with any claim or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Cedent that led to the levy or assessment, in which case the Reinsurer shall pay, as its share of such levy or assessment, the proportional amount determined by the ratio of reinsurance held by the Reinsurer to the total limit of liability under the Reinsured Contracts.

C. Each party will indemnify and hold the other party, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable attorneys fees and court costs, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them.

D. In no event shall any party to this Agreement be liable to any other party for punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

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                                   ARTICLE IV

                               NET AMOUNT AT RISK

GMDB AND EPB
------------

A. The MNAR (Mortality Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

     MNAR = VNAR + SCNAR + EEMNAR

     in   which:

     VNAR (Variable Net Amount at Risk) for all Reinsured Contracts except for MetLife Growth & Guaranteed Income Contract is calculated as follows:

     VNAR = Maximum (a,b) in which:

          a = (Contractual Death Benefit - Account Value) and

          b = 0

     VNAR for MetLife Growth & Guaranteed Income Contracts is calculated as follows:

     VNAR = Maximum (a,b) multiplied by the Return of Purchase Payments reduced by Withdrawals (described in the Reinsured Contracts) after the date of death in which:

          a = (c-d)/ c

          b = 0

          c = Present Value of Return of Purchase Payments reduced by
              Withdrawals discounted using the 10-year interest rate swap as of the last business day of the quarter prior to the date of death

          d = Account Value

     SCNAR (Surrender Charge Net Amount at Risk) = Surrender Charges

     EEMNAR (Earnings Enhancement Mortality Net Amount at Risk) = x% * Maximum (a,b) where:

          x% varies by issue age and is as described in the Reinsurance
          Contracts

          a = (Contractual Death Benefit - Total Purchase Payments Not

          Withdrawn)

          b = 0

B. The death benefit and the surrender charges will be as described in the variable annuity contracts specified in Schedule A.

GMIB
----

C. The IBNAR (Income Benefit Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

          (i) The Guaranteed Principal Adjustment as defined in the rider if the Income Benefit contains a Guaranteed Principal Option and the option is exercised; or

          (ii) IBNAR = Maximum [(IBB * (MAPR/SAPR) - Account Value, 0]

D. The IBNARP (Income Benefit Net Amount at Risk Percentage) for each variable annuity contract ceded hereunder shall be equal to the following:

          IBNARP = IBNAR / [IBB * (MAPR/SAPR)]

          where:

          IBB equals the INCOME BASE as defined in the rider;

          MAPR is the MINIMUM ANNUITY PURCHASE RATE from the GMIB Annuity Table defined in the rider; and

          SAPR is the SETTLEMENT ANNUITY PURCHASE RATE per $1000 which is used at time of annuitization for reinsurance claims settlement and shall be equal to the fixed annuity purchase rate that the Cedent would provide to an annuitant in the same class.

E. Premium taxes will be applied on a consistent basis between the MAPR and SAPR to calculate the IBNARP and IBNAR.

F. The IBNARP and IBNAR for each variable annuity contract ceded hereunder shall be calculated as of the last day of each calendar month prior to the termination of liability contingencies set forth in Article II.

GWB
---

G. The WBNAR (Withdrawal Benefit Net Amount at Risk) for each variable annuity contract ceded hereunder shall be equal to the following:

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          Guaranteed Withdrawal Benefit:

          WBNAR = Maximum [(GWB Benefit Base - Account Value), 0]

          where:

               GWB BENEFIT BASE equals the BENEFIT BASE as defined in the Reinsured Contract.

          Lifetime Guaranteed Withdrawal Benefit:

          WBNAR = Maximum [(GWB Benefit Base - Account Value), 0] + Present Value of any additional Lifetime Payments where:

               GWB BENEFIT BASE equals the REMAINING GUARANTEED WITHDRAWAL AMOUNT as defined in the Reinsured Contract.

               ADDITIONAL LIFETIME PAYMENTS are equal to the ANNUAL BENEFIT PAYMENT as defined in the Reinsured Contract.

                                    ARTICLE V

                              REINSURANCE PREMIUMS

A. The total Reinsurance Premium for the business ceded hereunder is the sum of the GMDB Reinsurance Premium, the EPB Reinsurance Premium, the GMIB Reinsurance Premium, and the GWB Reinsurance Premium, each of which is defined separately in this article.

B. The Reinsurance Premium rates and structure described above are subject to change in accordance with the criteria described in Article XIV.

C. The annualized Reinsurance Premium rates expressed in terms of basis points are set forth in Schedule B.

GMDB Reinsurance Premium
------------------------

D. The Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the average aggregate separate account value for the reporting month. 1/12th of the annualized GMDB Reinsurance Premium rates for that premium class shall be applied to this value to determine the monthly Reinsurance Premium.

     The average aggregate separate account value is calculated as the average of the aggregate separate account value for Reinsured Contracts as of the end of the previous month and the aggregate separate account value for Reinsured Contracts as of the end of the current month.

EPB Reinsurance Premium
-----------------------

E. The Cedent shall calculate the Reinsurer's Percentage of the average aggregate separate account value for the reporting month. 1/12th of the annualized EPB Reinsurance Premium rate shall be applied to this value to determine the monthly Reinsurance Premium.

     The average aggregate separate account value is calculated as the average of the aggregate separate account value for Reinsured Contracts as of the end of the previous month and the aggregate separate account value for Reinsured Contracts as of the end of the current month.

GMIB Reinsurance Premium
------------------------

F. The Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the average aggregate IBB value for the reporting month. 1/12th of the annualized GMIB Reinsurance Premium rate for that premium class shall be applied to this value to determine the monthly Reinsurance Premium.

     The average aggregate IBB value is calculated as the average of the aggregate IBB value for Reinsured Contracts as of the end of the previous month and the aggregate IBB value for Reinsured Contracts as of the end of the current month.

GWB Reinsurance Premium
-----------------------

G. For all Reinsured Contracts except for MetLife Growth & Guaranteed Income Contracts, the Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the Guaranteed Withdrawal Amount for the reporting month. 1/12th of the annualized GWB Reinsurance Premium rate for that premium class shall be applied to this value to determine the monthly Reinsurance Premium.

     The Guaranteed Withdrawal Amount shall be equal to the sum of the Guaranteed Withdrawal Amount as defined in the Reinsured Contracts as of the end of the current month.

H. For MetLife Growth & Guaranteed Income Contracts, the Cedent shall calculate, for each premium class, the Reinsurer's Percentage of the average aggregate account value for the reporting month. 1/12th of the annualized GWB Reinsurance Premium rate for that premium class shall be applied to this value to determine the monthly Reinsurance Premium.

     The average aggregate account value is calculated as the average of the aggregate account value for Reinsured Contracts as of the end of the previous month and the aggregate account value for Reinsured Contracts as of the end of the current month.

                                   ARTICLE VI

                           REINSURANCE ADMINISTRATION

A. If requested by the Reinsurer, within thirty (30) days after the end of each calendar month, the Cedent shall provide a seriatim electronic report for each Reinsured Contract, valued as of the last day of that month, with such detail that the Reinsurer may reasonably request in order to meet its business requirements

B. If requested by the Reinsurer, within thirty (30) days after the end of each calendar month the Cedent shall furnish the Reinsurer with a separate Summary Statement containing the following:

     1. Reinsurance Premiums due to the Reinsurer summarized separately for each premium class by GMDB, EPB, Income Program, and Withdrawal Program, as shown in Schedule B;

     2. benefit claim recoverables due to the Cedent in total and, if applicable, broken down by VNAR, SCNAR, and EEMNAR, Income Program, and Withdrawal Program; and

     3.   the month end date for the period covered by the Summary Statement.

C. If the net balance is due to the Reinsurer, the Cedent shall remit the amount due with the Summary Statement, but no later than thirty (30) days after the month end date for the period covered by the Summary Statement. If the net balance is due to the Cedent, the Reinsurer shall remit the amount due to the Cedent within ten (10) days after receipt of the Summary Statement.

D. The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement. In the event that the Cedent does not pay the Reinsurance Premiums in a timely manner, as defined below, the Reinsurer may exercise the following rights:

     1. The Reinsurer may charge interest if Reinsurance Premiums are not paid within thirty (30) days of the due date, as defined in Paragraph C of this Article. Interest will be payable for the number of days from the due date through the date paid, at an annualized rate equal to the sum of (i) the one month London Interbank Offered Rate (LIBOR) as published by Bloomberg at the end of the Accounting Period plus (ii) 200 basis points.

     2. The Reinsurer may terminate this Agreement in the event that Reinsurance Premium payments are more than sixty (60) days past due after the due date, as described in Paragraph C of this Article, by giving sixty (60) day written notice of termination to the Cedent. As of the close of the last day of this sixty-(60) day notice period, the Reinsurer's liability with respect to the ceded liabilities shall terminate. If all Reinsurance Premiums that are the subject of a sixty
          (60) day termination notice shall
          have been received by the Reinsurer within the time specified, the termination notice shall be deemed vacated and the Agreement shall remain in effect.

E. The Cedent will provide annually a listing of all portfolios in which the sub-accounts of the underlying contracts are invested. The listing shall be provided by May 31 in each calendar year.

                                   ARTICLE VII

                              SETTLEMENT OF CLAIMS

A. The Reinsurer shall indemnify the Cedent under this Agreement only for benefit claims that the Cedent paid as contractually required under a Reinsured Contract with respect to claims that occur on or after the Effective Date.

B. In the event that the Cedent provides satisfactory proof of claim liability to the Reinsurer, benefit claim settlements made by a Cedent and accepted by the Reinsurer shall be unconditionally binding on the Reinsurer. The Cedent shall report all approved benefit claims in bordereau including cause of death, as available, in such format as may be agreed to from time to time.

C. Within thirty (30) days after the end of each calendar month, the Cedent shall notify the Reinsurer of the ceded contractual benefit claims paid in respect of Reinsured Contracts in that month and the Reinsurer shall reimburse the Cedent as provided in Article VI for the ceded benefit claim liabilities.

D. In no event will the Reinsurer be liable for expense incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to Reinsured Contract proceeds or benefits.

                                  ARTICLE VIII

                                    RESERVES

The Reinsurer shall hold and report in its statutory financial statements reserves (the "Reserves") with respect to liabilities ceded under this Agreement in amounts equal to or greater than those required by the state in which its statement is filed.

                                   ARTICLE IX

                              RECAPTURE PRIVILEGES

Recapture can only be effected upon mutual consent and upon receiving any regulatory approvals required by the Connecticut Insurance Department or any other applicable regulator.

                                    ARTICLE X

                              INSPECTION OF RECORDS

A. The Reinsurer and the Cedent and their employees and authorized representatives, respectively, may audit, inspect and examine, during regular business hours, at the home office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, and their related documents or other documents that relate to Reinsured Contracts.

B. The audited, inspected or examined party shall provide a reasonable work space for such audit, inspection or examination, cooperate fully and disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. Each party will bear its own audit expenses.

C. All such information, including audit, inspection and examination reports and analyses, shall be kept confidential as provided herein.

                                   ARTICLE XI

                                   INSOLVENCY

A.   A party to this Agreement will be deemed insolvent when it:

     a. applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;

     b.   is adjudicated as bankrupt or insolvent;

     c. files or consents to the filings of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

     d. d. becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B. In the event of the insolvency of the Cedent all reinsurance benefits shall be payable by the Reinsurer directly to the Cedent or to the liquidator, receiver or statutory successor of the Cedent on the basis of the liability of the Cedent under the policies reinsured without diminution because of the insolvency of the Cedent.

C. In the event of the insolvency of the Cedent, the liquidator, receiver, or statutory successor shall give the Reinsurer written notice of the pendency of a claim on a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the name of the Cedent (or its liquidator, receiver, or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Cedent or its liquidator, receiver, or statutory successor.

D. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Cedent solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Cedent.

E. In the event of the insolvency of the Reinsurer, the Cedent may recapture all of the business reinsured by the Reinsurer under this Agreement. Such recapture shall be effective as of the date of the insolvency. Such recapture shall be subject to the payment of a Terminal Accounting and Settlement as described in Article VIII.

F. In the event of the insolvency of either party, the insolvent party must notify the other party of its insolvency within thirty (30) days.

G. In the event of the insolvency of the Reinsurer, the Cedent must notify the Reinsurer (or its liquidator, receiver, or statutory successor) whether or not it is going to recapture the business within sixty (60) days after being notified of the Reinsurer's insolvency.

                                   ARTICLE XII

                                   ARBITRATION

A. All disputes and differences arising from or related to this Agreement between the Cedent and the Reinsurer shall be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

B. A party may only initiate an arbitration by providing written notification to the other party that shall expressly set forth (a) a brief statement of the issue(s); (b) the failure of the parties to reach agreement; (c) the date of the demand for arbitration and (d) the specific dollar value of the claim asserted, exclusive of (i) interest, (ii) consequential, special or punitive damages, and (iii) attorney's fees. In the event that more than one Reinsurer is involved in the same dispute, all such reinsurers shall act as one party.

C. Where the dollar amount claimed in the notice of arbitration is equal to or less than $500,000, the arbitration panel shall consist of a single disinterested arbitrator who must, at that time, be accredited as an umpire by ARIAS-US. The Umpire Selection Procedures of ARIAS-US, as in force at that time, shall be used to select the arbitrator. The arbitration shall be conducted in accordance with this Article subject to the following exceptions: (i) There shall be no discovery permitted in cases heard by a single arbitrator, unless by mutual agreement of the parties; (ii) the arbitrator's decision shall be based on the submission of briefs, affidavits and documents, and there shall be no hearing permitted unless requested by all parties; and (iii) there shall be no ex parte communication with the arbitrator. In an arbitration presented to a single arbitrator, the arbitrator shall render his decision within 120 days of his or her appointment.

     Where the dollar amount claimed in the notice of arbitration is in excess of $500,000, the arbitration panel shall consist of three arbitrators who must be disinterested and each of whom must, at that time, either be accredited as an arbitrator by ARIAS-US, attorneys who are neither current nor former employees of either party to this Agreement or any entity affiliated with either party to this Agreement, or be an active or former officer of a life insurance or life reinsurance company other than the parties or their affiliates.

D. In arbitrations requiring three arbitrators, each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party refuses or fails to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, the arbitrator shall appoint an arbitrator on its behalf. Within thirty
     (30) days of the appointment of the second arbitrator the two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an umpire. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection

     Procedures of ARIAS-US, as in force at that time, shall be used to select the third arbitrator. The arbitration panel shall hold an organizational meeting within thirty (30) days of the selection of the last member of the panel. At the panel's sole discretion, all meetings and hearings before the arbitrators may be conducted telephonically. There shall be no ex parte communication with the Umpire.

E. The arbitrator(s) shall interpret this Agreement as both an honorable engagement and a legal obligation and, in the absence of controlling language in this Agreement, shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrator(s) are released from judicial formalities and shall not be bound by strict rules of procedure and evidence, provided, however, that the arbitrator(s) will abide by applicable laws and precedents concerning evidentiary privileges or doctrines that restrict a party's obligation to produce evidence, including, but not limited to, the attorney-client privilege and attorney work product doctrine.

F. After a notice demanding arbitration is received and the arbitrators appointed, each party to the arbitration shall be required to disclose within thirty days to the other party all documents in its control and not protected by the attorney client privilege or otherwise protected from disclosure by applicable law pertaining to any of the disputes, controversies or claims contained in the notice demanding arbitration or as directed by any two of the arbitrators, provided, however, that nothing herein shall prohibit any party from seeking relief from the arbitrators with respect to any discovery obligation or request that imposes an undue burden on a party

     Any two of the arbitrators shall be empowered at any time to: (i) compel disclosure of documents or submissions of interrogatories or depositions and (ii) determine the relevance or pertinence of any document or person to the dispute, controversy, or claim submitted for arbitration. The arbitrators shall have the discretion to decide all disputed issues following the submissions of briefs and/or affidavits without a formal hearing. If the arbitrators deem it an appropriate case, the arbitrators shall have the authority to decide all or any of the issues in dispute on a motion for summary judgment without need for a formal hearing.

     The arbitrators shall adhere to, and require compliance, with the following timetable: (i) the length of time from the formation of the panel to the final award rendered by the arbitrators shall be no longer than eight months; (ii) no longer than ninety days shall transpire for purposes of document disclosure and, if permitted by the arbitrators, production of witness interrogatories and depositions; and, if a hearing is required,
     (iii) no longer than five days shall transpire for presentation of the case to the arbitrators, and the arbitrators shall be directed to use their best efforts to reach their decision and render an award no longer than thirty days thereafter. Notwithstanding anything to the contrary set forth above, any award rendered shall not be invalidated or otherwise rendered ineffective solely as a result of any failure to comply with any component of the above timetable.

     Organizational and other meetings shall be conducted in English and, unless conducted telephonically, be held in New York, New York.

G. The arbitrators shall decide all matters by majority vote. The decisions of the arbitrator(s) shall be issued in the form of written reasoned opinion expressly stating the panel's (or the arbitrator's, as the case may be) specific findings of fact and conclusions of law, and shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrator(s) in any court of competent jurisdiction. The arbitrator(s) may not award any exemplary or punitive damages.

H. Unless the arbitrators provide otherwise, each party shall be responsible for (a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

                                  ARTICLE XIII

                          RIGHT TO OFFSET BALANCES DUE

All moneys due either the Cedent or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of the other party.

                                   ARTICLE XIV

                          CONTRACT AND PROGRAM CHANGES

A. The Cedent shall give the Reinsurer thirty (30) days prior written notice, unless otherwise agreed to by the Cedent and the Reinsurer, of any changes to the Reinsured Contracts relating to a Cedent's annuity product design and/or death benefit design, fees and charges, distribution systems and/or methods or addition of any riders to any Reinsured Contract forms.

B. The Cedent shall give the Reinsurer thirty (30) days written notice, unless otherwise agreed to by the Cedent and the Reinsurer, of any changes to reinsurance premium and Net Amount at Risk, including changes for additional riders and changes to existing riders. Unless the Reinsurer objects in writing within thirty (30) days after such written notice is received by the Reinsurer, the additional riders, changes to premium and/or changes to Net Amount at Risk will be considered reinsured under the Agreement and included in Schedule A, Plans of Reinsurance, Schedule B, Reinsurance Premiums, and Article IV, Net Amount at Risk, respectively. Reinsurance for additional riders, changes to the reinsurance premium and Net Amount at Risk, including changes for additional riders and changes to existing riders shall be effective as of the date specified in the notice from the Cedent. If the Reinsurer objects in writing within thirty (30) days after such written notice is received by the Reinsurer, then Reinsurance Premiums and reimbursements for existing riders will be determined as though no such change had occurred and additional riders will not be covered under this Agreement.

C. Upon request, the Cedent shall provide to the Reinsurer a copy of each general communication that the Cedent sends to contract holders in any state.

                                   ARTICLE XV

                                 CONFIDENTIALITY

A. Each party shall maintain the confidentiality of all confidential information, including individually identifiable information regarding customers, insureds and other persons ("Customer Information"), that is provided to it by the other party in connection with this Agreement in accordance with applicable laws and the terms of this Agreement. This obligation shall include the implementation of physical, administrative and electronic safeguards designed to ensure the confidentiality, security and integrity of such confidential information. For these purposes, confidential information does not include information that is (a) generally available in the public domain and is derived or received from such public sources; (b) received, obtained, developed or created independently from the performance of obligations under this Agreement; or (c) disclosed by or received from a third party, provided such disclosure was made without any violation of an independent obligation of confidentiality or Applicable Law.

B. This obligation of confidentiality shall not apply if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation. In the event that either party becomes legally compelled to disclose any secret or confidential information of the other party, such party shall give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available on a non-confidential basis. This provision does not prohibit the sharing of information with Retrocessionaires or other parties engaged to provide services in connection with this Agreement, to the extent necessary to provide such services, provided that such Retrocessionaires and parties shall have agreed to maintain the confidentiality of such information in accordance with the terms of this Agreement.

C. In the event that the Reinsurer becomes aware of the unauthorized access to or disclosure of Customer Information to a third party, it shall give prompt written notice of that fact to the Cedent and shall take reasonable steps prevent further unauthorized access or disclosure and mitigate damages and will cooperate with the Cedent to satisfy, at the Reinsurer's expense, all legal requirements including any required notification to affected individuals.

                                   ARTICLE XVI

                                OTHER PROVISIONS

A. Notice. Written notices under this Agreement shall be effective when delivered to any party at the address provided herein:

1.   If to the Cedent:

                Roberto Baron, Vice President and Senior Actuary
                MetLife Investors USA Insurance Company
                1095 Avenue of the Americas
                New York, NY 10036
                Email: rbaron@metlife.com

2.   If to the Reinsurer:

                Christopher Kremer, Vice President and Actuary
                MetLife Insurance Company of Connecticut
                501 Boylston Street
                Boston, MA 02116
                Email: ckremer@metlife.com

     Either party may change its address by giving the other party written notice of its new address; provided, however, that any notice of a change of address shall be effective only upon receipt.

B. Administrative Communications and Payment Remittances. Each party shall, by written notice to the other, designate offices and depositaries for the receipt of administrative communications and payment remittances. Administrative communications and payments remittances shall be deemed delivered only upon actual receipt by the designated office or depositary, respectively.

C. Amendment and Non Waiver. Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

D. Assignment. This Agreement shall be binding on the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld.

E. Reinsured Contract Assignments. The Cedent may, in its discretion and without the separate consent of the Reinsurer, accept a substitution of a majority-owned affiliate of Metropolitan Life Insurance Company in lieu of any Cedent as to any Reinsured Contract, whether by assumption reinsurance or otherwise, with the Reinsured Contract continuing in force unchanged, which substitution shall be binding on the Reinsurer.

F. Severability. In the event that any provision or term of this Agreement shall be held invalid, illegal or unenforceable, all of the other provisions and terms shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions or terms are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

G. Survival. All provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, survive its termination.

H. Choice of Law, Forum and Consent to Service. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of Delaware without regard to the Delaware choice of law rules. While the parties contemplate that all disputes will be decide through negotiation or arbitration as provided herein, in the event of any legal proceedings, the parties shall submit to the exclusive jurisdiction of courts of the State of Delaware and the United States of America located in the City of Wilmington and shall abide by the final decision of such courts. Each party hereby designates the Superintendent of Insurance of the State of Delaware as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the other party arising out of the Agreement. Process accepted by the Superintendent on behalf of party shall be forwarded to that party at the address specified herein.

I. Settlements. Claim settlements made by the Cedent in good faith, including compromises, shall be unconditionally binding on the Reinsurer.

J. Payments. All reinsurance settlements and other payments will be effected through off-setting balances, electronic funds transfers or as the parties may otherwise agree to carry out the purposes of this Agreement.

K.   Currency. All financial transactions under this Agreement shall be made in
     U. S. dollars.

L. Intermediaries. Each party represents that all negotiations relative to this Agreement and the transactions contemplated hereby, including any subsequent Assumption Reinsurance Agreement with respect to the Reinsured Contracts, have been carried out by the Cedent and the Reinsurer directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage commission or similar payment.

M. Construction Rules. Each party represents that its has been represented by and relied on the advice of counsel of its choice in the negotiation and drafting of the Agreement. The parties affirm that their respective counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

N. Authority. Each party represents that it has full power and authority to enter into and to perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

O. Changes. In the event the Cedent's liability to make any payment is changed due to a modification or cancellation of a Reinsured Contract, Reinsurer's liability to make any such payment shall also be changed in the same manner and to the same extent. In the event that the amount of liability provided by a Reinsured Contract is increased or reduced because of a misstatement of age or sex, the reinsurance liability of the Reinsurer shall be increased or reduced by the same amount. Any adjustments for this reason shall be made without interest.

P. Unreasonable Refusal of Agreement. Neither party, acting unreasonably, will withhold agreement to any discretionary action for the sole purpose of terminating this Agreement or otherwise frustrating its purpose.

Q. Independent Contractor. The parties shall be deemed to be independent contractors, each with full control over its respective business affairs and operations. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

R. Schedules, Exhibits and Captions. Schedules and Exhibits attached hereto are incorporated into this Agreement. Captions are provided for reference only.

S. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                                  ARTICLE XVII

                                ENTIRE AGREEMENT

This Agreement, together with Schedules A and B, supercedes all prior discussions and agreements between the parties and constitutes their sole and entire agreement with respect to Reinsured Contracts and there are no understandings between the parties other than as expressed herein.

                                  ARTICLE XVIII

                                     DAC TAX

A. The parties will make a joint election, in accordance with Treas. Reg. 1.848-2(g)(8), issued December 28, 1992, under (S) 848 of the Internal Revenue Code and the party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitations of (S) 848(c)(1) of the Code;

     1. the election will take effect on the Effective Date and will remain in effect for all subsequent years that this Agreement remains in effect; and

     2. each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under this Regulation.

B.   Pursuant to this joint election:

     1. each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

     2. Cedent will submit its calculation of the "net consideration" as defined under the above referenced regulation to Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

     3. Reinsurer may challenge such calculation within ten (10) working days of receipt of the Cedent's calculation; and

     4. the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

C. Each party represents and warrants that it is subject to U. S. taxation under Subchapter L of Chapter 1 of the Code.

                                   ARTICLE XIX

                              DURATION OF AGREEMENT

A.   Cessions may be made while this Agreement is in force.

B. Except as otherwise provided herein, the Agreement shall be unlimited in duration but may be reduced or terminated for future cessions.

C. This Agreement shall remain in force as provided herein until the termination of the Cedent's liability on the Reinsured Contracts.

D. Either the Cedent or the Reinsurer may cancel this Agreement for future cessions upon ninety (90) days prior written notice or upon such shorter notice as the parties may mutually agree.

E. In the event that the Cedent shall terminate a Reinsurance Agreement for the cession of new annuity contract liabilities because, in its discretion, after a good faith effort, it was unable to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement, this Agreement shall continue in effect, on a run-off basis, for all annuity contract liabilities ceded by the Cedent prior to the Reinsurance Agreement termination date; provided, however, that the Cedent has made a good faith effort to obtain regulatory credit for reinsurance ceded to the Reinsurance Agreement.

F. Either party may terminate this Agreement in the event that the other party is in material breach of the terms or conditions of this Agreement provided that the terminating party has notified the other party of the breach and the other party has not initiated the cure of such breach within thirty
     (30) days after such notice to be effectuated as promptly as possible. Upon termination, the parties shall agree to a recapture according to Article
     IX. The Reinsurer shall calculate a recapture value according to the fair value principles described in the Statement of Financial Accounting Standards No. 157 and any disagreement with respect to such proposed recapture value shall be resolved in accordance with Article XII.

                                   ARTICLE XX

                            NON-ADMITTED REINSURANCE

Security Requirement. The intent of this Agreement is for the Cedent to obtain
--------------------
credit on its annual statement for the reinsurance provided hereunder. If the Reinsurer is not authorized to do business or becomes unauthorized to do business in the Cedent's state of domicile, the Reinsurer agrees to take whatever steps that may be necessary for the Cedent to obtain statement credit either by obtaining a clean, unconditional, irrevocable and evergreen Letter of Credit, establishing a trust account, or amending this Agreement to provide for reserves to be held by the Cedent.

                                   ARTICLE XXI

                      CEDENT REPRESENTATIONS AND WARRANTIES

The Cedent represents and warrants, to the best of its knowledge, the following:

A.   Corporate Status. The Cedent is duly licensed, qualified or admitted to do
     ----------------
     business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

B.   Authority. The Cedent has the full corporate power and authority to carry
     ---------
     out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Cedent. The Cedent shall maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

C.   Tax Status. The Cedent represents and warrants that it is subject to U. S.
     ----------
     taxation under Subchapter L of Chapter 1 of the Code.

                                  ARTICLE XXII

                    REINSURER REPRESENTATIONS AND WARRANTIES

The Reinsurer represents and warrants, to the best of its knowledge, the following:

A.   Corporate Status. The Reinsurer is duly licensed, qualified or admitted to
     ----------------
     do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

B.   Authority. The Reinsurer has the full corporate power and authority to
     ---------
     carry out and perform its undertakings and obligations under this Agreement. This Agreement has been duly and validly signed and delivered by the Reinsurer. The Reinsurer shall at maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

C.   Tax Status. The Reinsurer represents and warrants that it is subject to U.
     ----------
     S. taxation under Subchapter L of Chapter 1 of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

METLIFE INVESTORS USA INSURANCE COMPANY


By:    /s/ Roberto Baron
       ---------------------------------
Name:  Roberto Baron
Title: Vice President and Senior Actuary

METLIFE INSURANCE COMPANY OF CONNECTICUT


By:    /s/ Christopher Kremer
       ---------------------------------
Name:  Christopher Kremer
Title: Vice President and Actuary

Schedule A Plans of Reinsurance

Schedule B Reinsurance Premiums

                                   SCHEDULE A

                              PLANS OF REINSURANCE

A.   Reinsurer's Percentage:

          100% of the ceded liabilities described in Article I paragraph B, for the Reinsured Contracts.

B.   Reinsured Contracts:

          VARIABLE ANNUITY CONTRACTS
          --------------------------

          VA Series Contract (Standard Contract, 7-year surrender charge schedule)
          XC Series Contract (Bonus Contract, 9-year surrender charge schedule) L Series Contract (4-year surrender charge schedule)
          C Series Contract (No surrender charges)
          S Series Contract (Standard and L Series)

          Marquis Portfolios (No surrender charges)
          PrimElite IV (8-year surrender charge schedule)
          Series XTRA (9-year surrender charge schedule)
          Series XTRA 6 (9-year surrender charge schedule)
          Simple Solutions (6-year surrender charge schedule)
          MetLife Growth & Guaranteed Income (5-year surrender charge schedule, Fidelity Distribution)

          FORM NUMBERS
          ------------

          Guaranteed Minimum Death Benefits and Earnings Preservation Benefits:
          --------------------------------------------------------------------
          Principal Protection: Form 8015 (11/00)
          Option 2 - Return of Purchase Payment Death Benefit: MGGI (10/09) Annual Step-Up: Form 8017 (11/00)
          Greater of Annual Step-Up and 5% Rollup: Form 8016(11/00)
          Enhanced Death Benefit - Form MLIU-640-1 (4/08)
          Enhanced Death Benefit II - Endorsement MLIU-RMD (7/10)-E
          Additional Death Benefit - Earnings Preservation Benefit (EPB):
          Form 8019 (11/00)

          Guaranteed Minimum Income Benefits:
          -----------------------------------
          Guaranteed Minimum Income Benefit Plus: Form 8018-2 (05/05) Guaranteed Minimum Income Benefit Plus: Form MLU-560-4 (4/08) or MLU-560-5 (5/09)
          Guaranteed Minimum Income Benefit Plus III: Endorsement MLIU-RMD (7/10)-E

          Guaranteed Withdrawal Benefits:
          -------------------------------
          Guaranteed Withdrawal Benefit: Form MLIU-690-2 (11/05)
          Lifetime Guaranteed Withdrawal Benefit: Form MLIU-690-3 (6/06) Lifetime Withdrawal Guaranteed Benefit (2008 Version): Form MLIU-690-4 (4/08) or MLIU-690-5 (7/09)
          Lifetime Withdrawal Guaranteed Benefit III: Form MLIU-690-4 (4/08)
          or MLIU-690-5 (7/09)
          Guaranteed Withdrawal Benefit for Life: MGGI (10/09)

                                   SCHEDULE B

                              REINSURANCE PREMIUMS

A. GMDB PROGRAM

                                                                         REINSURANCE
                                                                           PREMIUM
     GMDB PROGRAM                        CONTRACTS COVERED              (BASIS POINTS)
----------------------------   --------------------------------------   -----------------
   Principal Protection                All Reinsured Contracts                 9.00

   Option 2 - Return of          MetLife Growth & Guaranteed Income            9.00
  Purchase Payment Death                      Contracts
         Benefit

      Annual Step-Up              All Reinsured Contracts, except S           20.00
                                 Series, Simple Solutions & MetLife
                                Growth & Guaranteed Income Contracts)

 Greater of Annual Step-          All Reinsured Contracts, except S           35.00
     Up and 5% Rollup           Series, Marquis Portfolios, PrimElite
                               IV, Series XTRA, Series XTRA 6, Simple
                                    Solutions & MetLife Growth &
                                    Guaranteed Income Contracts)

Enhanced Death Benefit II          All Reinsured Contracts, except            60.00
                                  Marquis Portfolios, PrimElite IV,
                                 Simple Solutions & MetLife Growth &
                               Guaranteed Income Contracts Issue Ages
                                                0-69

Enhanced Death Benefit II          All Reinsured Contracts, except           115.00
                                  Marquis Portfolios, PrimElite IV,
                                 Simple Solutions & MetLife Growth &
                               Guaranteed Income Contracts Issue Ages
                                                70-75

Enhanced Death Benefit II        Marquis Portfolios Contracts Issue           80.00
                                              Ages 0-69

Enhanced Death Benefit II        Marquis Portfolios Contracts Issue          135.00
                                             Ages 70-75

  Earnings Preservation           All Reinsured Contracts, except S           25.00
         Benefit                 Series, Simple Solutions & MetLife
                                Growth & Guaranteed Income Contracts

B. INCOME PROGRAM

                                                                         REINSURANCE
                                                                           PREMIUM
      INCOME PROGRAM                     CONTRACTS COVERED              (BASIS POINTS)
----------------------------   --------------------------------------   -----------------
   GMIB Plus: Form MLU-            All Reinsured Contracts, except           100.00
   560-4 (4/08) or MLU-           Marquis Portfolios, PrimElite IV,
 560-5 (5/09) & GMIB Plus       Simple Solutions, & MetLife Growth &
   III: Endorsement                  Guaranteed Income Contracts
     MLIU-RMD (7/10)-E

 GMIB Plus: Form 8018- 2                 S Series Contracts                   80.00
         (05/05)

  GMIB: Form MLU-560-4              Marquis Portfolios Contracts             115.00
   (4/08) or MLU-560-5
 (5/09) & GMIB Plus III:
       Endorsement
   MLIU-RMD (7/10)-E

C. WITHDRAWAL PROGRAM

                                                                         REINSURANCE
                                                                           PREMIUM
    WITHDRAWAL PROGRAM                   CONTRACTS COVERED              (BASIS POINTS)
----------------------------   --------------------------------------   -----------------
  Guaranteed Withdrawal            All Reinsured Contracts, except            55.00
         Benefit                 Marquis Portfolios, PrimElite IV, S
                                 Series, Simple Solutions & MetLife
                                Growth & Guaranteed Income Contracts

   Principal Guarantee              Marquis Portfolios Contracts              50.00

Principal Guarantee Value           Marquis Portfolios Contracts              25.00

  Guaranteed Withdrawal                PrimElite IV Contracts                 25.00
         Benefit

    Lifetime GWB (2008             All Reinsured Contracts, except           125.00
  Version) - Single Life          Marquis Portfolios, PrimElite IV,
         Version                 Simple Solutions & MetLife Growth &
                                     Guaranteed Income Contracts

    Lifetime GWB (2008             All Reinsured Contracts, except           150.00
  Version) - Joint Life           Marquis Portfolios, PrimElite IV,
         Version                 Simple Solutions & MetLife Growth &
                                     Guaranteed Income Contracts

       Lifetime GWB                 Marquis Portfolios Contracts             145.00
 (2008 Version) - Single
       Life Version

       Lifetime GWB                 Marquis Portfolios Contracts             170.00
 (2008 Version) - Joint
       Life Version

  Lifetime GWB - Single                PrimElite IV Contracts                110.00
       Life Version

Lifetime GWB - Joint Life              PrimElite IV Contracts                125.00
         Version

Lifetime LWG III - Single            Simple Solutions Contracts              100.00
       Life Version

 Lifetime LWG III - Joint            Simple Solutions Contracts              120.00
       Life Version

  Guaranteed Withdrawal          MetLife Growth & Guaranteed Income           90.00
Benefit for Life - Single                     Contracts
        Annuitant

  Guaranteed Withdrawal          MetLife Growth & Guaranteed Income          105.00
 Benefit for Life - Joint                     Contracts
        Annuitants